Exhibit 99.1
[CHP LETTERHEAD]

April 29, 2011

Dear Investor,

We are writing to inform you of a recent decision made by the Independent Directors Committee of the Board of Directors of Cornerstone Healthcare Plus REIT, Inc. (“CHP”).

At the recommendation of our advisor, the Independent Directors Committee is considering various strategic alternatives for CHP to enhance stockholder value. One of the alternatives under consideration is the hiring of a new dealer manager for the company’s public offering of common stock.  The Independent Directors Committee has engaged Robert A. Stanger & Co. as its independent financial adviser to assist in the consideration of strategic alternatives.

In consideration of the uncertainty associated with these developments, our Independent Directors Committee has directed us to take the following steps with respect to our public offering.

The Public Offering.  Effective immediately, we are suspending our public offering.  Accordingly, we are not making or accepting offers to purchase shares of stock in CHP until further notice.

Suspension of the Distribution Reinvestment Plan.  Our offering included a distribution reinvestment plan under which our stockholders could elect to have all or a portion of their distributions reinvested in additional shares of our common stock.  Consistent with the above decision with respect to the offering, we are suspending our distribution reinvestment plan effective on May 10, 2011.  Therefore all distributions paid after that date will be in cash until further notice.

Suspension of the Stock Repurchase Program.  Our stock repurchase program provides stockholders with a limited ability to sell shares to us for cash until a secondary market develops for our shares.  Consistent with the decisions to suspend our public offering and distribution reinvestment plan, we are suspending repurchases under the program for reasons other than death effective May 29, 2011. We can make no assurances as to when or if repurchases will resume.  The share repurchase program may be amended, resumed, suspended again, or terminated at any time.

We believe that these steps will better position us to maximize stockholder returns over the long term.  We take your investment with us very seriously, and we look forward to continuing to serve you.

Sincerely,
Terry Roussel
President and CEO
cc: Financial Advisor

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include failure to obtain regulatory approval of any proposed change in dealer managers.